BlackRock Large Cap Series Funds, Inc.

File No. 811-9637

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending October 31, 2006, the BlackRock Large Cap Growth Fund (the “Growth Fund”), a series of BlackRock Large Cap Series Funds, Inc. (the “Registrant”), File No. 811-09637, acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Large Cap Growth Equity Portfolio of BlackRock Funds SM (“Growth Equity Portfolio”), and the BlackRock Large Cap Value Fund (the “Value Fund”), a series of the “Registrant, acquired substantially all of the assets and assumed substantially all of the liabilities of BlackRock Large Cap Value Equity Portfolio of BlackRock Funds SM (“Value Equity Portfolio”), File No. 811-05742. Growth Fund and  Value Fund are organized as “feeder” funds that invest all of their assets in Master Growth Portfolio and Master Value Portfolio respectively portfolios, both a series of the Master Large Cap Series Trust (“Large Cap Trust”), File No. 811-9739.

On May 9, 2006, at meetings of the Boards of Directors of the Registrant, the Directors approved an Agreement and Plan of Reorganization (the “Reorganization”).

Also on May 9, 2006, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-89389 and 811-09637) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Strategy Series. Pre-Effective Amendment No. 1 to the Registration Statement was filed on June 15, 2006 and declared effective by the Commission on June 19, 2006. On August 15, 2006, the shareholders of Growth Equity Portfolio and Value Equity Portfolio approved the Reorganization at a special meeting of shareholders held for that purpose.

On October 13, 2006 (the “Reorganization Date”), pursuant to the Agreement, Growth Equity Portfolio transferred assets valued at $47,429,992.86 to Growth Fund and received in exchange newly-issued Class A, Class B, Class C, and Class I shares of the Registrant comprised of 1,545,390.756 Class A shares, 831,350.410 Class B shares, 253,460.844 Class C shares, 1,465,912.631 Class I shares. Such shares were then distributed to the shareholders of Growth Equity Portfolio on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

Also on the Reorganization Date, pursuant to the Agreement, Value Equity Portfolio transferred assets valued at $343,843,732.49 to Value Fund and received in exchange newly-issued Service Class, Class A, Class B, Class C, and Class I shares of the Registrant comprised of 1,323,426.867 Service Class shares, 9,040,105.500 Class A shares, 2,302,754.722 Class B shares, 629,971.240 Class C shares,  and 5,326,566.734 Class I shares.  Such shares were then distributed to the shareholders of Value Equity Portfolio on that date in proportion to each shareholder’s interest (by Class) in the assets transferred.

Applications for Deregistration on Form N-8F will be filed by Growth Equity Portfolio and Value Equity Portfolio with the Securities and Exchange Commission.